UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

NORTHSTAR HEALTHCARE INCOME, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply): ☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This is the script for a stockholder call that was conducted by NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”) on March 21, 2025. A recording of the call also was made available on NorthStar Healthcare’s website.
Introduction/Disclosures — Operator
Before the call begins, we would like to remind you that management will be making forward-looking statements in their comments concerning expectations regarding transactions, financings and investment plans, as well as their expectations regarding the current economic conditions, future financial position, results of operations and distribution policies.
These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the risks listed in the Company’s Form 10-K for the year ended December 31, 2024.
Management undertakes no obligation to update its forward-looking statements to reflect subsequent events or circumstances, and you should not assume that the comments made today are valid in the future.
In addition, references may be made during this call to non-GAAP financial results. You are encouraged to review these non-GAAP financial measures as well as the explanation and reconciliation of these measures to the comparable GAAP results included in the Company’s S.E.C. filings. Please note, while there is no accompanying presentation for today, you are encouraged to review the Company’s publicly filed reports and statements.
The Company’s S.E.C. filings can also be accessed in the Investor Relations section of its website at www.northstarhealthcarereit.com. And with that, let me turn the call over to Kendall Young, Chief Executive Officer of NorthStar Healthcare.
Business & Market Overview – Kendall Young
Thank you, Operator.
And thank you all for joining us today to review NorthStar Healthcare’s results for the 4th quarter and year-end 2024, as well as provide an update on NorthStar Healthcare’s pending liquidity event.
As we have previously discussed, we have been executing on a disciplined 2-part strategy to improve the performance of our portfolio and opportunistically pursue dispositions to create value and position NorthStar Healthcare for a liquidity event.
2024 was another strong year of execution on this strategy, with continued improvement in operating performance and several key dispositions, ultimately culminating in an agreement in January of this year to sell the Company.
The first part of our strategy has been focused on growing the net operating income generated by the Company’s assets. This includes growing occupancy, rents and rental income, as well as managing operating expenses. An important component of this growth strategy has been deploying strategic capital expenditures into our assets to facilitate net operating income growth. The Company’s efforts have resulted in 16.9% growth in the annual same store net operating income in the past year, and 71% growth over the past 3 years. Supply and demand tailwinds within the senior housing sector, as well as the significant capital investments made in our properties, facilitated this outsized growth.

The second part of our strategy involved pursuing dispositions of the Company’s various investments, at price levels that achieve a desired return or strategic outcome, including positioning the Company for a potential liquidity event, with the goal of maximizing value for stockholders overall.
During 2024, we executed on the sale of certain non-core investments, where we sold, or entered into agreements to sell, a total of 7 properties. By year-end 2024, we closed on the sale of 2 properties within the Rochester portfolio, and entered into separate agreements to sell the 4-property Arbors NNN investment and the one remaining Rochester property. Both of these transactions closed in January 2025. In addition to these asset sales, NorthStar Healthcare had entered into an agreement in November 2023 to sell our minority interest in the Trilogy joint venture, which was sold in September 2024. These transactions combined to generate $276.6 million in net proceeds to the Company, after repayment of debt and closing costs.
The sale of these assets was an important step in positioning the Company for a liquidity event without compromising on our goal of maximizing value.
As previously announced, on January 29, 2025, we entered into a merger agreement to sell the Company to an affiliate of Welltower, Inc. for a cash price of $3.03 per share. We are pleased to have reached this agreement with Welltower, which we believe is the culmination of our efforts executing on our strategy and a great outcome for our stockholders, delivering a compelling, certain, cash value for their shares. The transaction was unanimously approved by our Board of Directors.
The completion of the merger is subject to certain customary closing conditions, including approval by our stockholders. Our stockholders will be asked to vote to approve the merger, among other things, at a special meeting of stockholders that is scheduled to be held on June 4, 2025. Approval of the Merger requires the affirmative vote of the holders of at least a majority of the shares of our outstanding common stock entitled to vote on the merger as of the record date for the special meeting, which is March 18, 2025. The Merger is expected to close in June 2025, although there can be no assurances as to when or if the closing will occur.
We believe the proposed sale of the company to Welltower provides a strong outcome for stockholders for multiple reasons, including the following, among others: Firstly, the merger consideration of $3.03 per share is in excess of the NAV per share of $2.96 determined as of June 30, 2024. Secondly, we did not receive any formal offers following preliminary discussions with other parties prior to signing the merger agreement, and, no formal offers were received during the 40-day “Go Shop” period that commenced on the day the merger agreement was signed. Lastly, the merger provides greater certainty to monetize value for stockholders in light of various factors and risks, including the composition of the Company’s portfolio, current operating performance, future refinancing risks, and general economic risks, among others. For additional information regarding the merger, we encourage you to review the proxy statement and accompanying materials that will be mailed to stockholders in connection with the special meeting to approve the merger, among other things.
Now I would like to turn over the presentation to Nick Balzo, the Company’s Chief Financial Officer, to provide details on our financial performance.
Financial Performance – Nick Balzo
Thank you, Kendall.

As Kendall mentioned earlier, financial performance of the Company has improved over 2023, with NorthStar Healthcare’s modified funds from operations, or MFFO, increasing 7.4% to $26 million in 2024, as compared to $24.2 million in 2023.
From a GAAP results perspective, NorthStar Healthcare generated net income of $97.6 million, or 53-cents per share in 2024, improving from a $160.2 million dollar loss, or 83-cents loss per share, in 2023.
The Company’s net income was most significantly impacted by a $128.6 million dollar gain recognized in connection with the sale of our Trilogy Investment, as well as by the improved performance at our operating investments and lower impairment losses recorded in 2024. In 2023, in conjunction with Rochester Sub-Portfolio Loan default in July, we had recorded impairment losses of $39 million on the collateral properties, as well as a $59 million dollar loss when the properties were de-recognized from our balance sheet upon their placement into a receivership in Q4 2023.
On a same-store basis, the Company’s net operating income improved by 16.9%, to $63.3 million in 2024, as compared to $54.2 million in the prior year. Our operators have been successful driving increases to resident occupancy and rates, which resulted in a year-over-year same store revenue growth of 8.4%, which has outpaced same store operating costs increases of 4.6% over 2023.
Overall, the Company’s 2024 same store revenues increased by $14.7 million to $190.5 million as compared to $175.8 million in 2023. Same store operating expense increases were limited to $5.6 million, to $127.2 million in 2024, as compared to $121.6 million in 2023.
As a reminder, with the sale of our Trilogy Investment in September of 2024, the Company is now divested from substantially all of its investments in unconsolidated ventures. Our proportionate share of earnings from unconsolidated investments totaled $2.5 million in 2024, as compared to equity in losses of $8.3 million in 2023. The sale of our investments in the Diversified US/UK and Eclipse joint ventures in June of 2023 eliminated our exposure to the losses generated by those JVs, which totaled $16.2 million in 2023.
Turning now to our debt and capital positions. Excluding the Arbors portfolio loans that were repaid in connection with the property sales in January of 2025 and Rochester Sub-Portfolio Loan, for which the collateral properties are in receivership, the Company’s property-level borrowings totaled $679.3 million as of December 31, 2024.
In November 2024, we extended the maturity date of 32, cross-collateralized, non-recourse loans secured by the Winterfell portfolio by one-year, from June 2025 to June 2026. We were required to advance $35 million, to be held in escrow and be applied to pay down the mortgage loans on June 1, 2025 or any earlier prepayment. The interest rate under the mortgage loans will convert from a fixed rate of 4.17%, to a floating rate of SOFR plus 2.5% upon initial maturity. As of December 31, 2024, we have $614.1 million of outstanding principal for borrowings that mature in 2026, which includes $570.0 million of borrowings collateralized by our Winterfell portfolio. Subsequent to the repayment of the Arbors portfolio loan, we have no remaining debt maturities in 2025.
Overall, interest expense increased by $0.8 million in 2024, mainly due to a loan secured by properties within Aqua portfolio converting from a lower yielding fixed-rate loan to a floating-rate loan in February 2024. Accounting guidelines also require us to continue to accrue interest on the Rochester Sub-Portfolio Loan, which totaled $12.3 million in 2024, but we do not anticipate paying this liability since the debt is generally non-recourse.

In 2024, the Company benefited from the improved performance of its operating investments and generated positive cash flow from operating activities of $24.0 million as compared to $19.1 million in 2023. The decision to default on the Rochester Sub-Portfolio debt reduced our cash interest payments by $3.5 million, as compared to the previous year and we continue to reduce our general and administrative costs, saving an additional $1.4 million in 2024, or a 10% reduction year-over-year. We anticipate this positive trend in cash from operations to continue, eliminating the negative cash drag that the Company experienced over the past several years.
From an investing cash flows perspective, we are responsible for our seniors housing properties’ capital expenditures and have made significant investments to increase operating income and enhance the overall value of certain properties and, in order to maintain market position, functional and operating standards. We will continue to invest in our properties going forward, although we expect aggregate spending to be less than in prior years. In 2024, cash used for capital expenditures at our investments totaled $16.0 million, as compared to $38.4 million spend in 2023.
As of December 31, 2024, we had approximately $312.1 million of unrestricted cash, which has been bolstered by the asset sales proceeds that Kendall previously mentioned.
That concludes my overview of NorthStar Healthcare’s financial performance, and I will now turn it back to Kendall for closing remarks.
Closing – Kendall Young
Thank you Nick.
We are extremely pleased with the results of the execution on our strategy that we embarked on following the management internalization in October 2022, culminating with the proposed sale of the Company. We encourage stockholders to review the proxy statement and accompanying materials distributed in connection with the special meeting to approve the merger, among other things, and to please vote as soon as possible. NorthStar Healthcare cannot close the merger and deliver the expected liquidity to stockholders without stockholder approval.
We thank you for listening to our 4th quarter and year-end 2024 results and business update.

**************
Additional Information and Where to Find It
This communication does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”) by an affiliate of Welltower, Inc. (the “Merger”). In connection with the proposed Merger, a special meeting of NorthStar Healthcare’s stockholders will be held on June 4, 2025, at 10:00 a.m. Eastern Time (the “Special Meeting”), at which Special Meeting NorthStar Healthcare’s stockholders will be asked to consider and vote on, among other things, a proposal to approve the proposed Merger and the other transactions contemplated by the Agreement and Plan of Merger, dated as of January 29, 2025, by and among NorthStar Healthcare, Compound Merger Sub LLC, Compound Holdco LLC and, solely for purposes of Section 10.14 thereof, Welltower OP LLC (the “Merger Agreement”). On March 18, 2025, NorthStar Healthcare filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A for the Special Meeting (the “Proxy Statement”), and NorthStar Healthcare has filed other relevant documents with the SEC in connection with the Special Meeting. The Proxy Statement was first mailed to NorthStar Healthcare’s stockholders on or around March 19, 2025, and contains important information about the proposed Merger and related matters. This communication is not a substitute for the Proxy Statement or any other document that NorthStar Healthcare may file with the SEC or send to its stockholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NORTHSTAR HEALTHCARE AND THE PROPOSED MERGER. The proposals for consideration by NorthStar Healthcare’s stockholders regarding the Merger are made solely through the Proxy Statement. Stockholders may obtain free copies of the Proxy Statement and other documents filed by NorthStar Healthcare with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by NorthStar Healthcare with the SEC may be obtained free of charge in the Investor Relations section of NorthStar Healthcare’s website at www.northstarhealthcarereit.com.
Participants in the Solicitation
Pursuant to SEC rules, the directors and executive officers of NorthStar Healthcare may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Merger. Information regarding NorthStar Healthcare’s directors and executive officers and their respective interests in NorthStar Healthcare by security holdings or otherwise is available in NorthStar Healthcare’s filings with the SEC, including in the Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.” To the extent the holdings of NorthStar Healthcare securities have changed since the filing of the Proxy Statement, such changes have been or will be reflected in subsequent statements of changes in beneficial ownership on file with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and NorthStar Healthcare’s website at www.northstarhealthcarereit.com.
Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” or

“intend” or other words or phrase of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which NorthStar Healthcare operates, management’s beliefs, assumptions made by management and the Merger described in this communication. While NorthStar Healthcare’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger that may be instituted against the parties and others following announcement of the Merger Agreement; (3) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval, failure to obtain any required regulatory approvals or the failure to satisfy other conditions to completion of the Merger; (4) risks that the proposed Merger disrupts current plans and operations of NorthStar Healthcare or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the Merger; (6) the amount of the costs, fees, expenses and charges related to the Merger; (7) the risk that the merger agreement may be terminated in circumstances requiring NorthStar Healthcare to pay a termination fee; (8) the effect of the announcement of the Merger on the ability of NorthStar Healthcare to retain and hire key personnel and maintain relationships with its managers, residents and others with whom it does business; (9) the effect of the announcement of the Merger on NorthStar Healthcare’s operating results and business generally; and (10) the other risks and important factors contained and identified in NorthStar Healthcare’s filings with the SEC, such as NorthStar Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as NorthStar Healthcare’s subsequent reports on Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the Merger will be consummated. We caution stockholders not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. NorthStar Healthcare undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and NorthStar Healthcare does not intend to do so.